                                                                  Exhibit 10.1

                                                                  EXECUTION COPY
                                                                  --------------








                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                       PIONEER-STANDARD ELECTRONICS, INC.

                                       AND

                                 JAMES L. BAYMAN










                                                                  April 26, 2000

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                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----

Employment........................................................................................................1

Period of Employment..............................................................................................1

Position, Duties, Responsibilities................................................................................2

Compensation, Compensation Plans,  Perquisites....................................................................3

Employee Benefit Plans............................................................................................4

Effect of Death or Disability.....................................................................................5

Termination.......................................................................................................6

         General..................................................................................................6

         Change in Control........................................................................................6

         For Cause or Voluntary Termination.......................................................................7

         Without Cause............................................................................................8

         Arbitration..............................................................................................9

Non-Competition, Confidential Information and Non-Interference....................................................9

Withholding......................................................................................................11

Notices..........................................................................................................11

General Provisions...............................................................................................12

Amendment or Modification; Waiver................................................................................13

Severability.....................................................................................................13

Successors to the Company........................................................................................13

Operation of Agreement...........................................................................................14

Enforcement Costs................................................................................................15

                              EMPLOYMENT AGREEMENT
                              --------------------

         EMPLOYMENT AGREEMENT between PIONEER-STANDARD ELECTRONICS, INC., an Ohio corporation (the "Company"), and JAMES L. BAYMAN ("Bayman"), dated April 26, 2000, effective April 1, 2000.

                              W I T N E S S E T H:

         WHEREAS: Bayman has been providing services to the Company as Chairman and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated April 27, 1999, effective April 1, 1999, between Bayman and the Company (the "1999 Agreement");

         WHEREAS: The Company and Bayman desire to replace the 1999 Agreement with a new Employment Agreement in order to reflect certain modifications to the terms and conditions of Bayman's employment as Chairman and Chief Executive Officer;

         WHEREAS: A new Employment Agreement containing such modified terms is deemed necessary at the present time to meet the need for a continued strong management without substantial change;

         WHEREAS: Together with other officers of the Company, Bayman has been responsible for the success of the business of the Company.

         NOW, THEREFORE, it is hereby agreed by and between the Company and Bayman as follows:

1.       Employment
         ----------

                  The Company hereby agrees to continue to employ Bayman, and Bayman hereby agrees to remain in the employ of the Company, for the period set forth in Section 2 hereof (the "Period of Employment"), in the position and with the duties and responsibilities set forth in
         Section 3 hereof, and upon the other terms and conditions hereinafter stated.

2.       Period of Employment
         --------------------

                  For purposes of this Agreement, the Period of Employment shall consist of the Period of Full Time Employment and the Period of Transition as described in this Section 2 as follows:

                           (a) For the purposes of this Agreement, the Period of
                  Full Time Employment shall continue for a two-year period from the effective date hereof, subject to (i) the provisions of
                  Section 6 hereof; (ii) the earlier termination of



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                  employment as set forth in Section 7 hereof; and (iii) the commencement of the Period of Transition pursuant to Section 2(c) hereof.

                           (b) For purposes of this Agreement, the Period of
                  Transition shall continue for a three-year period from the termination of the Period of Full Time Employment, subject to
                  (i) the provisions of Section 6 hereof and (ii) the earlier termination of employment as set forth in Section 7 hereof.

                           (c) Not later than the February 1 next preceding the
                  first anniversary of this Agreement, Bayman may elect to commence the Period of Transition effective on the first anniversary of this Agreement. The Period of Transition shall be a period of reduced employment responsibilities designed to ensure Bayman's availability and support in the transition from Bayman to his successor as Chairman and Chief Executive Officer of the Company.

3.       Position, Duties, Responsibilities
         ----------------------------------

         3.01 CHIEF EXECUTIVE OFFICER. During the Period of Full Time Employment, Bayman shall serve as Chairman and Chief Executive Officer of the Company and shall have the responsibility for all of the operations of the Company including the authority, power and duties with regard to his position as may from time to time be assigned by the Board of Directors of the Company. Bayman's duties will include the supervision and direction of the corporate professional staff and the strategic direction of the Company's operations. He shall at all times during such period have the authority, power and duties of the person charged with the general management of the business and affairs of the areas assigned to him with authority to manage and direct all operations and affairs of those areas and to employ and discharge all employees thereof, reporting and being responsible only to the Board of Directors of the Company.

         3.02 BOARD MEMBERSHIP. It is further contemplated that at all times during the Period of Full Time Employment, Bayman shall serve and continue to serve as a member of its Board of Directors. In the event that Bayman's employment is terminated for any reason as provided in
         Section 7 hereof, Bayman agrees that he shall immediately submit his written resignation as a member of the Board of Directors of the Company, which may choose to either accept or reject such resignation.

         3.03 ATTENTION TO DUTIES. Throughout the Period of Full Time Employment, Bayman shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, except for reasonable vacations afforded the Company's executive officers and except for illness or incapacity, but nothing in this Agreement shall preclude Bayman from devoting reasonable time required for serving as a director or member of an advisory committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.



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         3.04 OFFICE. Throughout the Period of Full Time Employment, Bayman's
         office shall be located at the corporate offices of the Company, and Bayman shall not be required to locate his office elsewhere without his prior written consent, nor shall he be required to be absent therefrom on travel status or otherwise more than a total of sixty (60) days in any calendar year nor more than fifteen (15) consecutive days at any one time. Upon the commencement of the Period of Transition, Bayman's office shall be relocated to an appropriate office which shall be mutually acceptable to Bayman and his successor as Chairman and Chief Executive Officer.

         3.05 PERIOD OF TRANSITION. Throughout the Period of Transition, Bayman:

                  (a) shall serve in an advisory capacity to the Chairman and Chief Executive Officer and shall perform such tasks as shall be reasonably requested of him from time to time by the Chairman and Chief Executive Officer;

                  (b) shall make himself available to serve as a nominee for election by the shareholders as a Director of the Company if so requested by the Compensation Committee and, if he is elected and does so serve, shall receive no additional compensation for his services as Director; and

                  (c) shall devote no more than five (5) days per month during normal business hours to the business affairs of the Company as requested from time to time by the Chairman and Chief Executive Officer, except for illness or incapacity, but nothing in this Agreement shall preclude Bayman from serving as a director or member of an advisory committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing his personal affairs, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

4.       Compensation and Perquisites
         ----------------------------

         4.01     COMPENSATION.

                  (a) For all services rendered by Bayman in any capacity during the Period of Full Time Employment, including, without limitation, services as an executive officer, director or member of any committee of the Company or of any subsidiary, division or affiliate thereof, Bayman shall be entitled as compensation to the following:

                        (i) A base salary, payable not less often than monthly, at the rate of $50,000 per month, with such increases in such rate as may be awarded from time to time by the Board of Directors of the Company or the Compensation Committee, as applicable; and



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                       (ii)         Participation in the Company's 2000 Annual
                                    Incentive Plan (the "Annual Incentive Plan") in accordance with the provisions of such plan as in effect as of the date of this Agreement and as may be amended from time to time, conditioned upon and subject to Bayman's prior written consent to any such amendment as shall apply to him.

                  (b) For all services rendered by Bayman in any capacity during the Period of Transition, Bayman shall be paid as compensation a base salary, payable not less often than monthly, at a rate of $110,000 per year, with such increases in such rate as may be awarded from time to time by the Chief Executive Officer of the Company.

                  (c) Any increase in salary, incentive compensation or other form of compensation shall in no way diminish any other obligation of the Company under this Agreement, unless specifically agreed to in writing by Bayman.

         4.02 PERQUISITES. During the Period of Employment, Bayman shall be entitled to perquisites, including without limitation, an office, secretarial staff and clerical staff, and to fringe benefits comparable to those enjoyed by the elected executive officers of the Company, as well as to reimbursement, upon proper accounting, of reasonable business expenses and disbursements incurred by him in the course of his duties.

5.       Employee Benefit Plans
         ----------------------

         5.01 BENEFIT PLANS. Bayman, his dependents, beneficiaries and estate shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which executive officers of the Company, their dependents and beneficiaries are entitled as the result of the employment of such executive officers during the Period of Employment under the terms of employee plans and practices of the Company, including, without limitation, the Company's Retirement Plan, its Benefit Equalization Plan, its group life insurance plan, its accidental death and dismemberment insurance, its disability, medical and health and welfare plans, any key person individual life and disability policies, automobile expense reimbursement, club membership fees and dues, and other present or equivalent successor plans and practices of the Company, its subsidiaries and divisions, for which other executive officers, their dependents and beneficiaries are eligible except for the Supplemental Executive Retirement Plan, and to all payments or other benefits under any such plan or practice after the Period of Employment as a result of participation in such plan or practice during the Period of Employment.

         5.02 STOCK PLANS. Bayman shall be eligible to participate in the Company's 1991 Stock Option Plan and 2000 Stock Incentive Plan (which, together with any successor stock option plan or plans as may be in effect from time to time, are referred to herein as the "Option Plan"); provided, however, that the grant of any stock options ("Options") under any Option Plan shall be at the sole discretion of the Compensation Committee of the



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         Board of Directors of the Company. The Company has granted Bayman stock options at an option price equal to the fair market value of the Company's Common Shares at the date of grant. The terms and conditions of exercise of Options shall be as is set forth in Bayman's Stock
         Option Agreements (the "Option Agreements") with the Company; provided, however, that in the event of a Change in Control as defined in Section
         15.02 hereof, then notwithstanding the provisions of said Option Agreements, all options (including those granted to him under the 1982 Incentive Stock Option Plan, the 1991 Stock Option Plan and the 2000 Stock Incentive Plan) shall immediately be 100% vested and Bayman shall have the immediate right of exercise with respect to all Options and the underlying Common Shares covered by said Option Agreements. In the event that Bayman is discharged or resigns his employment during the one (1) year period following a Change in Control as defined in Section
         15.02 hereof, Bayman shall have the period of one (1) year after the date of such termination or resignation (or such longer period as may be specified in the Option Agreement) or the remainder of the term of such Options, whichever is shorter, to exercise his Options, and any such exercise shall be irrevocable. Bayman shall also be entitled to participate in the Company's 1999 Restricted Stock Plan.

6.       Effect of Death or Disability
         -----------------------------

         6.01 DEATH. In the event of the death of Bayman during the Period of Employment, the Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred, and his legal representative shall be entitled to
         (i) the compensation provided for in Section 4.01(a)(i) or Section 4.01(b) hereof, whichever is applicable, for the month in which death shall take place at the rate being paid at the time of death, (ii) an incentive cash bonus amount equal to his earned incentive cash bonus under the Annual Incentive Plan (or, if applicable, any predecessor annual incentive plan or arrangement) for the immediately preceding fiscal year, pro rated through the last date of the Period of Employment, and (iii) any benefits provided pursuant to Section 5.01 hereof which are payable pursuant to the terms of the applicable plan or practice.

         6.02     Disability.
                  ----------

                  (a) The term "Disability," as used in this Agreement, shall mean an illness or accident which prevents Bayman from performing his duties under this Agreement for a period of six
                  (6) consecutive months. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such six (6) month period but without prejudice to any payments due Bayman during such six (6) month period or pursuant to any disability plan or disability insurance policy.

                  (b) In the event of the Disability of Bayman during the Period of Employment, Bayman shall be entitled to (i) the compensation provided for in Section 4.01(a)(i) or Section 4.01(b) hereof, whichever is applicable, at the rate being paid at the time of the commencement of Disability, for the period of such



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                  Disability but not in excess of six (6) months, (ii) an
                  incentive cash bonus equal to his earned incentive cash bonus under the Annual Incentive Plan (or, if applicable, any predecessor annual incentive plan or arrangement) for the immediately preceding fiscal year, pro rated through the last date of the Period of Employment, and (iii) any benefits provided pursuant to Section 5.01 hereof which are payable pursuant to the terms of the applicable plan or practice, except that Bayman shall not be subject to the payment cap provided for by the Company's short-term disability plan.

                  (c) The amount of any payments due under this Section 6.02 shall be reduced by any payments which Bayman may be paid for the same period under any disability plan of the Company or of any subsidiary or affiliate thereof.

7.       Termination
         -----------

         7.01 GENERAL. The Company may terminate Bayman's employment with or without Cause, and Bayman may voluntarily terminate his employment, at any time during the Period of Employment, subject to the provisions of this Section 7.

         7.02 CHANGE IN CONTROL. If, during the one (1) year period following a Change in Control of the Company as defined in Section 15.02 hereof, Bayman is discharged or voluntarily resigns his employment, there shall be paid or provided to Bayman, his dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, the following:

                  (a)       (i)     The compensation provided for in Section
                                    4.01(a)(i) or Section 4.01(b) hereof,
                                    whichever is applicable, for the month in which termination shall have occurred at the rate being paid at the time of termination;
                                    plus

                           (ii) An incentive cash bonus calculated based upon his earned incentive cash bonus under the Annual Incentive Plan for the immediately preceding fiscal year, pro rated for the then current fiscal year through his date of termination; plus

                          (iii)     An amount equal to the product of thirty-six
                                    (36) times his monthly base salary at the rate being paid at the time of termination; plus

                           (iv) An amount equal to his earned incentive cash bonus under the Annual Incentive Plan (or, if applicable, any predecessor annual incentive plan or arrangement) for the three
                                    (3) previously completed fiscal years.

                  Such amounts shall be paid to Bayman in one payment immediately upon his termination of employment.



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                  (b) For the three (3) year period following the date of his termination of employment, Bayman, his dependents, beneficiaries and estate, shall continue to be entitled to all benefits provided pursuant to Section 5.01 hereof which are payable pursuant to the terms of the applicable plan or practice, and service credit for benefits under all employee benefit plans of the Company, including, without limitation, the Company's Retirement Plan and Benefit Equalization Plan referred to in Section 5.01 hereof, upon the same basis as immediately prior to termination and, to the extent that such benefits or service credit for benefits shall not be payable or provided under any such plans to Bayman, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Company as the result of termination, or any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall provide Bayman, his dependents, beneficiaries and estate, as appropriate, a benefit or payment which places Bayman, his dependents, beneficiaries and estate in at least as good of an economic position (taking into account the favorable economic, tax and legal characteristics customary for such plans, policies or arrangements) as if the benefit to which such persons were entitled to receive under such plans, programs and arrangements immediately prior to termination had been paid.

                  Any termination of Bayman's employment which either is (x) a termination by the Company other than for Cause or (y) a voluntary resignation by Bayman after the occurrence of an event which would constitute Good Reason under Section 15.03 hereof, which termination or resignation occurs within the period commencing on the commencement date of a tender offer for the Company's Common Shares, the execution of a letter of intent or the execution of a definitive agreement which, in each case, could reasonably be expected to lead to a Change in Control as defined in Section 15.02 hereof, and ending on either (A) the date of the Change in Control resulting from such tender offer or the consummation of the transaction contemplated by such letter of intent or such definitive agreement, as the case may be, or (B) the date as of which the Board of Directors determines in good faith that such tender offer has been withdrawn or has reached a final conclusion not resulting in a Change in Control or the transaction contemplated by such letter of intent or such definitive agreement is not to be consummated or if consummated, will not lead to a Change in Control, as the case may be, shall be deemed to be a termination under this Section 7.02.

                  An election by Bayman to terminate his employment under the provisions of this Section 7.02 shall not be deemed a voluntary termination of employment by Bayman under Section 7.03 hereof. Further, an election by Bayman to terminate his employment under the provisions of subsection (y) of this Section 7.02 shall not be deemed to be a voluntary termination of employment for a Good Reason under Section
         7.04 hereof.

         7.03 FOR CAUSE OR VOLUNTARY TERMINATION WITHOUT A GOOD REASON. For the purpose of any provision of this Agreement, the termination of Bayman's employment shall be deemed to have been for Cause only if:


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                  (a) termination of his employment shall have been the result of Bayman's conviction of any of the following offenses, provided that such offense results in material economic harm to the Company or has a materially adverse effect on the Company's operations, property or business relationships: (i) misappropriation of money or other property of the Company or
                  (ii) any felony;

                  (b) there has been a breach by Bayman during the Period of Employment of the provisions of Section 3.03 hereof relating to devotion of full time to the affairs of the Company or any provision of Section 8 hereof, and such breach results in demonstrable significant injury to the Company, and with respect to any alleged breach of Section 3.03 hereof, Bayman shall have failed to remedy such breach within thirty (30) days after his receipt of written notice from the Company; or

                  (c) there has been a substantial and continued failure or refusal to perform under this Agreement which Bayman shall have failed to remedy within thirty (30) days after his receipt of written notice from the Company.

                  If Bayman's employment is terminated by the Company for Cause, or if Bayman shall voluntarily terminate his employment with the Company without a Good Reason as defined in Section 15.03 hereof, Bayman shall be entitled to the compensation provided for in Section 4.01(a)(i) or Section 4.01(b) hereof, whichever is applicable, through the date of such termination. Bayman shall not be entitled to any additional compensation or benefits (except for any vested benefits), and shall continue to be bound by the provisions of Section 8 hereof.

         7.04 WITHOUT CAUSE OR VOLUNTARY TERMINATION FOR A GOOD REASON. Subject to compliance by Bayman with the provisions of Section 8 hereof, if the Company shall terminate Bayman's employment without Cause or if Bayman shall voluntarily terminate his employment for a Good Reason as defined in Section 15.03 hereof, there shall be paid or provided to Bayman, his dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, (i) the compensation provided for in Section 4.01(a)(i) or Section 4.01(b) hereof, whichever is applicable, for the month in which termination shall have occurred at the rate being paid at the time of such termination; (ii) an incentive cash bonus calculated based upon his earned incentive cash bonus under the Annual Incentive Plan for the immediately preceding fiscal year, pro rated for the then current fiscal year through his date of termination; and (iii) the amount (the "Payment Amount") per month equal to 1/24th of (A) twenty-four (24) times his monthly base salary at the rate being paid at the time of termination PLUS (B) an amount equal to his earned incentive cash bonus under the Annual Incentive Plan (or, if applicable, any predecessor annual incentive plan or arrangement) for the two (2) previously completed fiscal years. Such Payment Amount shall be paid to Bayman or, in case of his prior death, to his legal representative or estate, in monthly installments at the end of each month commencing with the month next following that in which such termination shall have occurred, and continuing for a period of twenty-four (24) months. Bayman, his dependents, beneficiaries and estate shall also receive, for the twenty-four (24) month period

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         following such termination, all benefits provided pursuant to Section
         5.01 hereof which are payable pursuant to the terms of the applicable plan or practice, and service credit for benefits under all employee benefit plans of the Company, including, without limitation, the Company's Retirement Plan and Benefit Equalization Plan referred to in
         Section 5.01 hereof, upon the same basis as immediately prior to termination and, to the extent that such benefits or service credit for benefits shall not be payable or provided under any such plans to Bayman, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Company as the result of termination, or any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall provide Bayman, his dependents, beneficiaries and estate, as appropriate, a benefit or payment which places Bayman, his dependents, beneficiaries and estate in at least as good of an economic position (taking into account the favorable economic, tax and legal characteristics customary for such plans, policies or arrangements) as if the benefit to which such persons were entitled to receive under such plans, programs and arrangements immediately prior to termination had been paid. In the event the Company fails to make such payments when due, then the remaining payments shall become due and payable immediately. Bayman shall be under no obligation to seek other employment, but without otherwise limiting the purposes or effect of this Section 7.04, any amounts payable to Bayman pursuant to Section 7.04(iii) hereof shall be reduced by any amounts which Bayman actually receives from another employer during the twenty-four (24) month period following the date of his termination without Cause, and any benefits payable to Bayman or his dependents pursuant to this Section 7.04 by reason of any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) or perquisites shall be reduced to the extent comparable benefits or perquisites (or the cash equivalent thereof) are actually received by Bayman or his dependents from another employer during such period. Notwithstanding any provision in this Section 7.04 to the contrary, all obligations of the Company and Bayman's right to any payment or benefit under this Section 7.04 shall cease upon Bayman's breach of any provision of Section 8 hereof.

         7.05 ARBITRATION. In the event that Bayman's employment shall be terminated by the Company during the Period of Employment or the Company shall withhold payments or provision of benefits because Bayman is alleged to be engaged in activities prohibited by Section 8 hereof or for any other reason, Bayman shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Cleveland, Ohio, under the Commercial Arbitration Rules of the American Arbitration Association by serving a notice to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment.

8.       Non-Competition, Confidential Information and Non-Interference
         --------------------------------------------------------------

         8.01 NON-COMPETITION. During the Period of Employment and the two (2) year period following the termination of his employment (except in the case of a voluntary or involuntary termination of employment within one
         (1) year after a Change in Control),

         Bayman shall not become an officer, director, joint venturer, employee, consultant or five percent (5%) shareholder (directly or indirectly), or promote or assist (financially or otherwise), any entity which competes with any business in which the Company or any of its affiliates are engaged as of the date of such termination of employment. Bayman understands that the foregoing restrictions may limit his ability to engage in certain business pursuits during the period provided for herein, but acknowledges that he will receive sufficiently higher remuneration and other benefits from the Company hereunder than he would otherwise receive to justify such restriction. Bayman acknowledges that he understands the effect of the provisions of this Section 8(a), and that he has had reasonable time to consider the effect of these provisions, and that he was encouraged to and had an opportunity to consult an attorney with respect to these provisions.

         8.02 CONFIDENTIAL INFORMATION. Except for information which is already in the public domain, or which is publicly disclosed by persons other than Bayman, or which is required by law or court order to be disclosed, or information given to Bayman by a third party not bound by any obligation of confidentiality, Bayman shall at all times during and after his employment with the Company hold in strictest confidence any and all confidential information within his knowledge and which is material to the business of the Company (whether acquired prior to or during his employment with the Company) concerning the inventions, products, processes, methods of distribution, customers, services, business, suppliers or trade secrets of the Company, except that Bayman may, in connection with the performance of his duties to the Company, divulge confidential information to the directors, officers, employees and shareholders of the Company and to the advisors, accountants, attorneys or lenders of the Company or such other individuals as deemed prudent in the course of business to carry out the responsibilities and duties of his position, or as required by law. Such confidential information includes, without limitation, financial information, sales information, price lists, marketing data, the identity and lists of actual and potential customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.

                  Bayman also agrees that upon leaving the Company's employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any Company document, contract, internal financial or management reports, customers list, product list, price list, catalog, employee list, procedures, software, MIS data, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions, or, without limitation, relating to its or their methods of purchase or distribution, or any description of any trade secret, formulae or secret processes.

         8.03. NONINTERFERENCE. Bayman shall not, at any time during the Period of Employment or within the two (2) year period after his employment is terminated with the Company (except in the case of a voluntary or involuntary termination of employment within one (1) year after a Change in Control), without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent or other representative or associate of the Company to terminate his or her employment, representation or other relationship with the Company, or in any way directly or indirectly interfere with any relationship between the Company and its suppliers or customers.

         8.04. REMEDY. Bayman acknowledges that Sections 8.01, 8.02 and 8.03 hereof were negotiated at arms length and are required for the fair and reasonable protection of the Company. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a court of competent jurisdiction, the Company and Bayman intend for such restrictions to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. Bayman and the Company further acknowledge and agree that a breach of those obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and, therefore, Bayman and the Company agree that in the event of any breach of said obligations and agreements the Company, and its successors and assigns, shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided in Sections
         8.01 and 8.03 hereof shall be tolled during any period which Bayman shall be adjudged to have been in violation of any of his obligations under such Sections.

9.       Withholding
         -----------

                  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Bayman or his estate or beneficiaries, shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of such payments or any of them.

10.      Notices
         -------

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated herein or to such changed address as the addressee may have given by a similar notice:

                  To the Company:     Pioneer-Standard Electronics, Inc.
                                      6065 Parkland Boulevard
                                      Mayfield Heights, Ohio 44124
                                      Attention: Secretary or
                                                 Assistant Secretary

                  To Bayman:          James L. Bayman
                                      1760 County Line Road
                                      Gates Mills, OH 44040

11.      General Provisions
         ------------------

         11.01 NO SET-OFF OR COUNTER CLAIM. There shall be no right of set-off or counter claim, in respect of any claim, debt or obligation, against payments to Bayman, his dependents, beneficiaries or estate provided for in this Agreement.

         11.02 BENEFICIARY. No right or interest to or in any payments shall be assignable by Bayman; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of Bayman's estate.

         11.03 ASSIGNMENT. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

         11.04 LEGAL REPRESENTATIVE. In the event of Bayman's death or a judicial determination of his incompetence, reference in this Agreement to Bayman shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

         11.05 HEADINGS. The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

         11.06 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of (a) Bayman and, subject to the provisions of Sections 11.02 and 11.03 hereof, his heirs and legal representatives, and (b) the Company and its successors as provided in Section 14 hereof.

         11.07 EXCISE TAX GROSS UP. Bayman shall be entitled to a cash payment (the "Excise Tax Gross-Up Payment") equal to the amount of excise taxes which Bayman is required to pay pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), as a result of any parachute payments as defined in Section 280G(b)(2)made by or on behalf of the Company or any successor thereto, under this Agreement or otherwise, resulting in an "excess parachute payment" as defined in
         Section 280G(b)(1) of the Code. In addition to the foregoing, the Excise Tax Gross-Up Payment due to Bayman under this Section 11.07 shall be increased by the aggregate of the amount of federal, state and local income and excise taxes for which Bayman will be liable on account of the Excise Tax Gross-Up Payment to be made under this
         Section 11.07, such that Bayman will receive the Excise Tax Gross-Up Payment net of all income and excise taxes imposed on Bayman on account of the receipt of the Excise Tax Gross-Up Payment. The computation of the Excise Tax Gross-Up Payment shall be determined, at the expense of the Company, by an independent accounting, actuarial or consulting firm selected by the Company. Such Excise Tax Gross-Up Payment shall be made at such time as the Company shall determine, in its sole discretion, but in no event later than the date five (5) business days before the due date, without regard to any extension, for filing Bayman's federal income tax return for the calendar year for which it is determined that excise taxes are payable under Section 4999 of the Code. Notwithstanding the foregoing, there shall be no duplication of payments by the Company under this Section 11.07 in respect of excise taxes under Section 4999 of the Code to the extent the Company is making payments in respect of such excise taxes under any other arrangement with Bayman. In the event that Bayman is ultimately assessed with excise taxes under Section 4999 of the Code which exceed the amount of excise taxes used in computing Bayman's payment under this Section 11.07, the Company or its successor shall indemnify Bayman for such additional excise taxes plus any additional excise taxes, income taxes, interest and penalties resulting from the additional excise taxes and the indemnity hereunder.

12.      Amendment or Modification; Waiver
         ---------------------------------

                  No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of the Company or the Compensation Committee thereof and is agreed to in writing, signed by Bayman and by an officer of the Company thereunto duly authorized by either the Board of Directors or the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

13.      Severability
         ------------

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.      Successors to the Company
         -------------------------

                  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets or capital stock of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the Company for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

15.      Operation of Agreement
         ----------------------

         15.01 EFFECTIVE DATE. This Agreement is effective April 1, 2000, and shall supersede any prior employment arrangement or agreement, including the 1999 Agreement, which shall be deemed to be terminated and null and void.

         15.02 CHANGE IN CONTROL. For the purpose of this Agreement, the term "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
         1934), excluding The Pioneer Stock Benefit Trust, any employee benefit plan of the Company, any trust established under any employee benefit plan of the Company, or any trustee of any trust established under any employee benefit plan of the Company, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities, or (b) during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, individuals who, at the beginning of such twelve (12) month period were directors of the Company for whom Bayman, as a shareholder, shall have voted, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

         15.03 GOOD REASON. For the purpose of this Agreement, "Good Reason" shall mean the occurrence of: (a) any reduction during the period of Full Time Employment in Bayman's position, authority or title; (b) any material reduction during the period of Full Time Employment in Bayman's responsibilities or duties for the Company; (c) any material adverse change or reduction in the aggregate perquisites, benefits and payments to which Bayman is entitled pursuant to Sections 4.02 and 5.01 hereof; (d) any change in Bayman's reporting relationship; (e) any relocation of Bayman's principal place of work with the Company to a location that exceeds by fifty (50) miles the distance from the location of his residence at the time of such relocation of Bayman's principal place of work with the Company to 6065 Parkland Boulevard, Mayfield Heights, Ohio; or (f) the material breach or material default by the Company of any of its agreements or obligations under any provision of this Agreement, unless such breach or default is substantially cured within a reasonable period of time (hereby defined as thirty (30) days) after written notice advising the Company of the acts or omissions constituting such breach or default is actually received by the Company. As used in Section 15.03(c), an "adverse change or material reduction" in the aggregate perquisites, benefits and payments to which Bayman is entitled pursuant to Sections 4.02 and
         5.01 shall be
         deemed to result from any reduction or any series of reductions which, in the aggregate, exceeds five percent (5%) of the value of such perquisites, benefits and payments determined as of the date of this Agreement. If Bayman claims the existence of a Good Reason, he shall give written notice to the Company of the event constituting Good Reason not later than ninety (90) days following the later to occur of the occurrence of the event (e.g., the actual reduction in compensation, the scheduled date of relocation or the date of the breach) constituting Good Reason or his actual knowledge thereof. If the event which Bayman claims to be a Good Reason is not cured within thirty (30) days following the date of such notice, Bayman must resign within ten (10) days following the thirty (30) day cure period in order to invoke his right to resign for Good Reason. If no such timely resignation occurs or no such timely written notices are given, Bayman's right to resign for Good Reason with respect to such event shall be permanently waived.

16.      Enforcement Costs
         -----------------

                  The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Bayman the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Bayman not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Bayman hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to Bayman that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from, Bayman, the benefits intended to be provided to Bayman hereunder, and that Bayman has complied with all of his obligations under this Agreement, the Company irrevocably authorizes Bayman from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 16, to represent Bayman in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Bayman entering into an attorney-client relationship with such counsel, and in that connection the Company and Bayman agree that a confidential relationship shall exist between Bayman and such counsel. The reasonable fees and expenses of counsel selected from time to time by Bayman as herein provided shall be paid or reimbursed to Bayman by the Company on a regular, periodic basis upon presentation by Bayman of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                             PIONEER-STANDARD ELECTRONICS, INC.


/s/ Nancy E. Hoyt                   By  /s/ Victor Gelb
-----------------------------         ------------------------------------------
                                      Victor Gelb, Chairman of the Compensation
                                      Committee

ATTEST:

/s/ Nancy E. Hoyt                     /s/ James L. Bayman
----------------------------          ------------------------------------------
                                      James L. Bayman